SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                FORM 8-K/A NO. 1

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                December 17, 1998





                                SUN BANCORP, INC.
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             (Exact name of Registrant as specified in its Charter)



       New Jersey                     0-20957                   52-1382541
       ----------                     -------                   ----------
(State or other jurisdiction       (SEC File No.)             (IRS  Employer
     of incorporation)                                        Identification
                                                                  Number)


226 Landis Avenue, Vineland, New Jersey                           08360
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(Address of principal executive offices)                        (Zip Code)




Registrant's telephone number, including area code:           (609) 691-7700
                                                              --------------



                                 Not Applicable
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          (Former name or former address, if changed since last Report)





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                                SUN BANCORP, INC.
                                -----------------

                      INFORMATION TO BE INCLUDED IN REPORT
                      ------------------------------------


Item 2.  Acquisition or Disposition of Assets.
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         On December 17, 1998, effective at the close of business,  Sun National
Bank, Delaware, a national bank located in Wilmington, Delaware (the "Bank") recently chartered by Sun Bancorp, Inc. (the "Registrant"), acquired certain assets and assumed certain liabilities of eight branch offices, including approximately $170 million in deposits and $126 million in loans, of Beneficial Bank, Wilmington, Delaware ("Beneficial"). Beneficial Bank was acquired by Household Bank, f.s.b., Prospect Heights, Illinois ("Household"), earlier this year.

         In this purchase and assumption transaction, the Bank assumed approximately $170 million in deposits (including certain accrued interest), and acquired certain assets consisting principally of cash, banking equipment, and loans in the principal amount of approximately $126 million. The Bank assumed the real estate leases for the leased branches.

         In accordance with the Agreement, Household paid cash to the Bank equal to the amount of the deposits (including accrued interest) assumed, net of a $24 million premium which forms the consideration for the transaction. Additionally, the Bank paid approximately $406,000 to Household for banking equipment and other assets purchased. The Bank's source of funds was cash on hand. The purchase price was determined through arms-length negotiation with Household. The acquisition was accounted for under the purchase method of accounting.

         Subsequent to the acquisition, the acquired branches are being operated by the Bank as branch banking offices used in its banking business. As the result of this acquisition, the Registrant currently operates 50 branch offices in southern and central New Jersey and Delaware. This acquisition is consistent with the Registrant's strategic goal of growing its market share within its market area and reaching into adjacent market areas, through low-cost, fill-in or market-extension acquisitions.

         Although the assets acquired consisted principally of cash, the approximate $19.9 million of goodwill will change the Registrant's risk-based capital ratios and leverage ratio. Assuming the transaction had been consummated at September 30, 1998, after giving effect to the issuance by the Registrant of Common Shares in November 1998 and Preferred Securities in October 1998, the pro forma effect of the transaction on the Registrant's capital ratios was as follows: (1) Tier 1 and Leverage capital ratios were reduced from 11.18% and 6.30% to 7.02% and 4.17%; and (2) Total risk-based capital ratio was reduced from 16.77% to 11.86%. All ratios remain above the levels necessary for the Registrant to be considered "adequately capitalized" under applicable regulations.

         The acquisition of the Beneficial branches improved the liquidity of the Registrant and the Bank due to the fact that $20.7 million of cash was received in addition to branch cash. The cash was invested in short term investment securities pending deployment by the Bank into earning assets in the ordinary course of operating its banking business.


                                      - 2 -

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         Management  of the  Registrant  is unable to predict with any certainty the impact of the branch acquisition on the Registrant's future financial results taken as a whole. Although management believes there are opportunities to reduce non-interest expense through operational and administrative synergies and to achieve lower funding costs, there will also be systems conversion costs, marketing campaign expenses, and expenses of improving certain leasehold branches. Further, management will be challenged to effectively and profitably deploy the cash received in the transaction into earning assets, principally loans. Goodwill resulting from the branch acquisition will be amortized over ten years.

Item 7.  Financial Statements and Exhibits.
-------------------------------------------

         2.1 - Agreement dated July 20, 1998, between the Registrant and Household, relating to Beneficial branches. (Incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated July 20,
1998).

         99.1 - Press Release dated July 20, 1998, of Sun Bancorp, Inc. (Incorporated by reference to Exhibit 99.2 to the Registrant's Current Report in Form 8-K, dated July 20, 1998).

         99.2 - Press Release dated December 18, 1998, of Sun Bancorp, Inc. announcing consummation of the Beneficial branch acquisition.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            SUN BANCORP, INC.



Date:    January 15, 1999          By:      /s/Robert F. Mack
      ----------------------                ------------------------------------
                                            Robert F. Mack
                                            Executive Vice President
                                            (Duly Authorized Representative)